CERTIFICATE OF INCORPORATION
                                       OF
                               MAGIC FINGERS, INC.



     FIRST. The name of the corporation is:

                               MAGIC FINGERS, INC.

     SECOND. Its principal office In the State of Delaware is located at No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name and address of its resident agent Is The Corporation Trust Company, No. 100 West Tenth Street,, Wilmington 99, Delaware.

     THIRD. The nature of the business, or objects or purposes to be transacted, promoted or carried on are:

          To carry on the business of manufacturing, buying, selling and generally dealing in and with massaging and vibrating machinery and other machinery and equipment of all kinds, and machine shop, and foundry and factory supplies, tools, electronics, electrical apparatus of all kinds; to manufacture, buy, sell, import, export, trade or deal in all or any kind of metals, metal products and by-products and articles consisting of or partly consisting of metals of any sort; to work and operate as welders, toolmakers, founders, buy, sell and generally deal in all kinds of tools, machines, parts of machines, devices , mechanisms and inventions of all kinds.

          To design, manufacture, buy, sell and otherwise deal in and repair, rebuild, weld, plate, oxidize, burnish, polish, smelt, assay, reduce and otherwise to render service to or in connection with machines, machinery, lathes, tools, hardware, equipment, forgings, bearings, supplies, patterns, fittings, forms, molds, instruments, dies and other all metal products and by-products thereof and all metals and metal compounds, together with all forms of plastics and plastic compounds, and any other articles that may conveniently be handled or dealt with, in connection with any of the foregoing.

          To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.

          To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

          To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this corporation.

          To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection improvement and enhancement in value thereof.

          To enter into, make and perform contracts of every kind and description with any person, firm, association, corporation, municipality, county, state, body politic or government or colony or dependency thereof.

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          To borrow or raise moneys for any of the  purposes of the  corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of
          exchange,   warrants,   bonds,  debentures  and  other  negotiable  or
          nonnegotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.

          To loan to any person, firm or corporation any of its surplus funds, either with or without security.

          To purchases hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital except as otherwise permitted by law, and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.

          To have one or more offices, to carry on all or any of its operations and business and without restriction or limit as to amount to purchase or otherwise acquire, hold, own, mortgage, sell, convey or otherwise dispose of, real and personal property of every class and description in any of the states, districts, territories or colonies of the United States, and in any and all foreign countries, subject to the laws of such state, district, territory, colony or country.

          In general, to carry on any other businesses in connection with the foregoing, and to have and exercise all the powers conferred by the laws of Delaware upon corporations formed under the General Corporation Law of the State of Delaware, and to do any or all of the things hereinbefore set forth to the same extent as natural persons might or could do.

          The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in this agreement, but the objects and purposes specified in each of the foregoing clauses of this article shall be regarded as independent objects and purposes.

     FOURTH. The total number of shares of stock which the corporation shall have authority to issue is four hundred thousand (400,000) and the par value of each of such shares is Ten Cents (10(cent)) amounting in the aggregate to Forty Thousand Dollars (40,000).

     No stockholder of this corporation shall by reason of his holding shares or any class have any preemptive or preferential right to purchase or subscribe to any shares of any class of this corporation, now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such stockholder, other than such rights, if any, as the board of directors, in its discretion from time to time may grant and at such price as the board of directors in its discretion may fix; and the board of directors may issue shame of any class of this corporation, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class.

     FIFTH. The minimum amount of capital with which the corporation will commence business is One Thousand Dollars ($1000.00).

     SIXTH. The names and places of residence of the incorporators are as follows:



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    NAMES                              RESIDENCES

S.H. Livesay                      Wilmington, Delaware
J.F. Cook                         Wilmington, Delaware
S.S. Galaska                      Wilmington, Delaware

     SEVENTH. The corporation in to have perpetual existence.

     EIGHTH. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

     NINTH. In Furtherance and not In limitation of the powers conferred by statute, the board of directors is expressly authorized:

         To make, alter or repeal the by-laws of the corporation.

         To authorize, and cause to be executed mortgages and liens upon the real and personal property of the corporation.

         To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

     By resolution passed by a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the board or directors in the management or the business and affairs of the corporation, and my authorize the seal of the corporation to be affixed to all papers which my require it. Such committee or committees shall have such name or names as may be stated in the by-law of the corporation or as may be determined from tire to time by resolution adopted by the board of directors.

     When and as authorized by the affirmative vote of the holders or a majority of the stock issued and outstanding having voting power given at a stockholders' meeting duly called for that purpose, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

     TENTH. The corporation shall indemnify any and all of its directors or officers or former directors or officers or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor against reasonable expenses actually and necessarily incurred by them in connection with the defense of any motion, suit or proceeding in which they or any of them, are made parties, or a party by reason of being or having been directors or officers or a director or officer of the corporations or of such other corporations except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled. The right of indemnification herain above stated shall under no circumstances extend to or include indemnification for liabilities arising under the Securities Act of 1933, as amended.

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     ELEVENTH.  No contract or other transaction between the corporation and any other corporation, firm or individual shall be affected or invalidated by the fact that any one or more of the directors or officers of this corporation is or are interested in or is a director or officer, or are directors or officers of such other corporation, or a member of such firm, and any director or directors, or officer or officers, individually or jointly, may be a party or parties to or may be interested in any contract, or transaction, of this corporation or in which this corporation is interested, and no contract, act or transaction of this corporation with any person or persons, firms or corporations, shall be affected or invalidated by the fact that any director or directors, or officer or officers, of this corporation is a party, or are parties to or interested in such contract, act or transaction, or in any way connected with such person or persons, firm or corporation, and each and every person who my become a director or officer of this corporation is hereby relieved from any liability that might otherwise exist from contracting with the corporation for the benefit of himself or any firm or corporation in which he may be in anywise interested.

     TWELFTH. Meetings of stockholders may be held outside the State of Delaware, if the by-laws so provide. The books or the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Elections of directors need not be by ballot unless the by-laws of the corporation shall so provide.

     THIRTEENTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate or incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set our hands and seals this 26th day of July A.D. 1961.

/s/  S.H. Livesay
------------------
S.H. Livesay

/s/ J. F. Cook
------------------
J.F. Cook

/s/ S.S. Galaska
------------------
S.S. Galaska

STATE OF DELAWARE                   )
                                    )
COUNTY OF NEW CASTLE                )

BE IT REMEMBERED that on this 26th day of July, A.D. 1961, personally came before me, a Notary Public for the State of Delaware, S.H. Livesay, J.F. Cook and S.S. Galaska, all of the parties to the foregoing certificate of incorporation, known to me personally to be such, and severally acknowledged the said certlficate to be the act and deed of the signers respectively and that the facts therein stated are truly bet forth.

GIVEN under my hand and seal of office the day and year aforesaid.

                                                        /s/   Notary Public
                                                        -------------------
                                                        Notary Public

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